                                                                    Exhibit 99.1

[EpicEdge LOGO]


                            EPICEDGE CHAIRMAN RESIGNS

Austin, TX - July 29, 2002 - EpicEdge, Inc. (AMEX: EDG), a leading information technology consulting firm, today announced that Carl R. Rose has resigned from the Board of Directors. Mr. Rose was Chairman of the Board and resigned for personal reasons. The Company's remaining directors are Richard Carter, Panna Sharma, Mark McManigal, and John Svahn.


ABOUT EPICEDGE
EpicEdge, Inc. is a leading information technology consulting firm, primarily focused on serving state and local government agencies, commercial and utility market customers. We help our clients to meet their business goals through implementation and support of client/server and Internet-enabled enterprise resource planning software packages, custom Web application development, and strategic consulting. We deliver successful IT project-based services by combining the elements of market-leading products, third-party products such as PeopleSoft, highly skilled technical personnel, and proven project methodologies. Our focused and comprehensive approach to technology is driven by our client's business needs, and helps clients maximize return on their software investment and lower their total cost of ownership.

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Future events may involve risks and uncertainties, including, but not limited to risks detailed from time to time in the "Risk Factors" and "Investment Considerations" sections and elsewhere in our filings with the Securities and Exchange Commission. As a result of these and other risks, actual results may differ materially from those predicted. We undertake no obligation to update information in this release.

                                    # # #
Company Contacts:

Sam DiPaola                                     Jean Albert
Investor Relations                              Public Relations
sdipaola@epicedge.com                           jalbert@epicedge.com
410-576-8935                                    212-894-2923